ACKNOWLEDGMENT OF RECEIPT OF

Private Placement Memorandum

Detectek, Inc.

A Nevada Corporation

The Offering as set forth in the Private Placement Memorandum has not been registered with the Securities and Exchange Commission or with any state securities commission and is offered under Regulation D thereof, or other applicable exemptions, relating to limited offerings.

I UNDERSTAND THAT THE PRIVATE PLACEMENT MEMORANDUM HAS BEEN FURNISHED TO ME OR MY PURCHASER REPRESENTATIVE FOR THE PURPOSE OF OBTAINING PERTINENT INFORMATION ABOUT THE OFFERING OF SHARES IN THE COMPANY.

As a condition of the receipt of the Private Placement Memorandum, I represent that:

1.

I recognize the speculative nature of an investment in the Company and the risk of total loss from such an investment. I also understand that an investment in the Company is not liquid and thus I am prepared to hold this investment indefinitely.

2.

I hereby represent that I meet either or both of the following standards:

a.

by virtue of my own investment acumen, business experience, or independent advice, I am capable of evaluating the hazards and merits of making an investment; and/or

b.

I am an Accredited Investor measured by annual income or net worth which is suitable to a proposed investment in a high-risk investment program as defined by Regulation D, Rule 501 of the Securities Act of 1933.

3.

I hereby represent that:

a.

I have received and read the Private Placement Memorandum;

b.

I will use the Private Placement Memorandum only for my purposes; and

c.

I will not reproduce or duplicate the Private Placement Memorandum.

4.

I understand that I and my Purchaser Representative(s), if any, have an opportunity to review all pertinent facts concerning the Company and management and to obtain other information I might request, to the extent possessed or obtained without unreasonable effort and expense, in order to verify the accuracy of the information in the Private Placement Memorandum for the Company.

5.

 If I decide to purchase shares in the Company I also will complete and execute the Subscription Agreement in the form provided to me along with the Private Placement Memorandum.

[SIGNATURE PAGE TO FOLLOW]

Print Full Legal Name of Recipient	Print Full Legal Name of Co-Recipient (if purchase is to be jointly owned)

Signature of (or on behalf of) Recipient	Signature of (or on behalf of) Co-Recipient (if applicable)

Address:	Address:

Date:	Date:

THIS RECEIPT MUST BE SIGNED AND RETURNED TO THE COMPANY OR YOUR PURCHASER REPRESENTATIVE AT THE TIME YOU RECEIVE THE PRIVATE PLACEMENT MEMORANDUM.